Exhibit 99.1

BBSI Reports Fourth Quarter and Full Year 2016 Financial Results

- Q4 Net Revenues up 14% to $221.1 Million (Non-GAAP Gross Revenues up 15%)

VANCOUVER, Washington, March 7, 2017 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 14% to $221.1 million.

•	Non-GAAP gross revenues up 15% to $1.3 billion.

•	Net income of $8.0 million or $1.08 per diluted share, compared to net income of $11.4 million or $1.55 per diluted share.

Full Year 2016 Financial Summary vs. 2015

•	Net revenues up 13% to $840.6 million.

•	Non-GAAP gross revenues up 17% to $4.7 billion.

•	Net income of $18.8 million or $2.55 per diluted share, compared to net income of $25.5 million or $3.47 per diluted share.

“Our fourth quarter closed a year marked by challenges, throughout which the organization remained focused and delivered strong financial performance and key operational improvements,” said Michael Elich, president and CEO of BBSI. “We bolstered our leadership with the addition of two new board members and a new CFO, while growing annual gross revenues by 17% and adding 810 net new clients, all while maintaining our better-than-90% retention rate.

“In the fourth quarter, we added 185 net new clients and same-customer sales increased 3.3%. While our client build remained strong, our same-customer sales were affected by severe weather in many of our markets, with some clients losing between 7 and 11 work days. Additionally, we saw the impact of a tightened labor market coupled with uncertainty during the time leading up to the election. Looking forward to 2017, while we are seeing some holdover from these factors, I’m confident that the organization is focused on the right initiatives to strengthen our relationships, our value proposition, and ultimately our brand.”

Fourth Quarter 2016 Financial Results

Net revenues in the fourth quarter of 2016 increased 14% to $221.1 million compared to $193.8 million in the fourth quarter of 2015.

Total non-GAAP gross revenues in the fourth quarter of 2016 increased 15% to $1.3 billion compared to $1.1 billion in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s co-employed client count.

Net income for the fourth quarter of 2016 was $8.0 million or $1.08 per diluted share, compared to net income of $11.4 million or $1.55 per diluted share for the fourth quarter of 2015. Net income in the fourth quarter of 2016 included $0.16 per diluted share in legal and accounting costs associated with outside investigations and legal proceedings related to securities law issues. Net Income in the fourth quarter of 2015 included a $0.32 per diluted share benefit for a change in estimate of prior year workers’ compensation liabilities.

At December 31, 2016, the Company’s cash, and cash equivalents, investments, and restricted cash and investments increased 17% to $358.3 million from $305.3 million at December 31, 2015. Total debt was reduced by 77% to $4.6 million from $19.8 million at the end of 2015.

Full Year 2016 Financial Results

Net revenues in 2016 increased 13% to $840.6 million compared to $740.8 million in 2015.

Total non-GAAP gross revenues increased 17% to $4.7 billion compared to $4.0 billion in 2015. The increase was primarily due to the continued build in the Company’s co-employed client count.

Net income in 2016 was $18.8 million or $2.55 per diluted share compared to $25.5 million or $3.47 per diluted share in 2015. Net income in 2016 included $0.69 per diluted share in legal and accounting costs associated with financial restatements, outside investigations and legal proceedings related to securities law issues. Net income in 2015 included a $1.11 per diluted share benefit for a change in estimate of prior year workers’ compensation liabilities.

Outlook

BBSI expects non-GAAP gross revenues for the next 12-month period (through December 31, 2017) to increase approximately 16%. For the full year 2017, the Company expects diluted earnings per share to be $3.65, a 43% increase compared to $2.55 per diluted share in 2016. This assumes approximately $0.13 per diluted share in remaining costs associated with the aforementioned legal costs related to securities law issues, as well as the return to an effective tax rate of approximately 33.5%.

Conference Call

BBSI will conduct a conference call tomorrow, March 8, 2017 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the fourth quarter and full year ended December 31, 2016. The Company’s President and CEO Michael Elich and CFO Gary Kramer will host the call, followed by a question and answer period.

Date: Wednesday, March 8, 2017

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-800-967-7141

International dial-in number: 1-719-325-2455

Conference ID: 8948865

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through April 8, 2017.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 8948865

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Services revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)		(Unaudited)
	Fourth Quarter Ended		Year Ended
(in thousands)	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Professional employer services	$1,211,584	$1,049,556	$4,526,225	$3,847,595
Staffing services	44,856	40,425	166,662	168,555
Total revenues	1,256,440	1,089,981	$4,692,887	4,016,150
Cost of revenues:
Direct payroll costs	1,061,743	918,783	3,951,021	3,375,976
Payroll taxes and benefits	88,334	77,162	357,867	312,284
Workers' compensation	63,026	52,879	238,463	198,434
Total cost of revenues	1,213,103	1,048,824	4,547,351	3,886,694
Gross margin	$43,337	$41,157	$145,536	$129,456

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended December 31,
	Net Revenue				Gross Revenue
(in thousands)	Reporting Method				Reporting Method
	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
	2016	2015	2016	2015	2016	2015
Revenues:
Professional
employer services	$176,242	$153,332	$1,035,342	$896,224	$1,211,584	$1,049,556
Staffing services	44,856	40,425	-	-	44,856	40,425
Total revenues	$221,098	$193,757	$1,035,342	$896,224	$1,256,440	$1,089,981
Cost of revenues	$177,761	$152,600	$1,035,342	$896,224	$1,213,103	$1,048,824

	(Unaudited)
	Year Ended December 31,
	Net Revenue				Gross Revenue
(in thousands)	Reporting Method				Reporting Method
	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
	2016	2015	2016	2015	2016	2015
Revenues:
Professional
employer services	$673,924	$572,286	$3,852,301	$3,275,309	$4,526,225	$3,847,595
Staffing services	166,662	168,555	-	-	166,662	168,555
Total revenues	$840,586	$740,841	$3,852,301	$3,275,309	$4,692,887	$4,016,150
Cost of revenues	$695,050	$611,385	$3,852,301	$3,275,309	$4,547,351	$3,886,694

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 4,900 clients across all lines of business in 20 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas and their effect on revenue levels, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the adequacy of the Company’s workers’ compensation reserves, the potential for material deviations from expected future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the ineffectiveness of the Company’s internal control over financial reporting, current and future shareholder litigation, the ongoing investigation of accounting issues by the Securities and Exchange Commission and the United States Department of Justice, the availability of financing or other sources of capital, the collectability of accounts receivable, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects will be described in the Company’s 2016 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$50,768	$25,218
Trade accounts receivable, net	126,484	90,529
Income taxes receivable	-	1,038
Prepaid expenses and other	3,899	3,173
Investments	5,675	-
Restricted cash and investments	48,557	86,110
Deferred income taxes	25,242	20,941
Total current assets	260,625	227,009
Investments	642	6,082
Property, equipment and software, net	26,673	22,820
Restricted cash and investments	252,707	187,916
Goodwill	47,820	47,820
Other assets	9,293	5,130
	$597,760	$496,777
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$19,833
Accounts payable	4,944	3,217
Accrued payroll, payroll taxes and related benefits	153,110	121,343
Income taxes payable	3,041	-
Other accrued liabilities	7,674	6,166
Workers' compensation claims liabilities	81,339	65,581
Safety incentives liability	24,835	21,253
Total current liabilities	275,164	237,393
Long-term workers' compensation claims liabilities	231,198	190,094
Long term debt	4,392	-
Deferred income taxes	15,872	13,256
Customer deposits and other long-term liabilities	1,441	1,483
Stockholders' equity	69,693	54,551
	$597,760	$496,777

Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Fourth Quarter Ended		Year Ended Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Professional employer service fees	$176,242	$153,332	$673,924	$572,286
Staffing services	44,856	40,425	166,662	168,555
Total revenues	221,098	193,757	840,586	740,841
Cost of revenues:
Direct payroll costs	34,086	30,704	126,753	127,964
Payroll taxes and benefits	88,334	77,162	357,867	312,284
Workers' compensation	55,341	44,734	210,430	171,137
Total cost of revenues	177,761	152,600	695,050	611,385
Gross margin	43,337	41,157	145,536	129,456
Selling, general and administrative expenses	32,508	26,338	113,342	90,177
Depreciation and amortization	912	738	3,253	2,851
Income from operations	9,917	14,081	28,941	36,428
Other expense, net	(74)	(221)	(3,355)	(1,282)
Income before income taxes	9,843	13,860	25,586	35,146
Provision for income taxes	1,796	2,413	6,787	9,652
Net income	$8,047	$11,447	$18,799	$25,494
Basic income per common share	$1.11	$1.59	$2.60	$3.55
Weighted average basic common shares outstanding	7,244	7,203	7,226	7,173
Diluted income per common share	$1.08	$1.55	$2.55	$3.47
Weighted average diluted common shares outstanding	7,460	7,396	7,378	7,353

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com